Exhibit 99.1

                                    Alfacell
                                   Corporation

FOR IMMEDIATE RELEASE:

Contact:
Alfacell Corporation                          Financial Inquiries:
Kuslima Shogen, CEO                           RJ Falkner & Company, Inc.
(973) 748-8082                                Investor Relations Counsel
info@alfacell.com                             (800) 377-9893
                                              info@rjfalkner.com

          Alfacell Appoints Andrew P. Savadelis Chief Financial Officer

BLOOMFIELD, N.J., March 8, 2004 -- Alfacell Corporation (OTCC: ACEL.OB) is pleased to announce that it has appointed Andrew P. Savadelis Chief Financial Officer and Senior Vice President of Finance. Mr. Savadelis has more than 15 years of experience in corporate finance, operations, governance, and merger and acquisition activities for high growth and pharmaceutical companies. Most recently, he was the Chief Financial Officer and Senior Vice President of Orchid BioSciences and directed the successful turnaround of that company. He also spent seven years at Bristol-Myers Squibb, where he held positions of increasing responsibility in the financial area. Mr. Savadelis has a B.S. in Biology from Albright College and an MBA from the Johnson Graduate School of Management at Cornell University. He was elected to Alfacell's Board at the January 2004 meeting of Shareholders.

"Our appointment of a new Chief Financial Officer reflects Alfacell's improving financial position and clinical progress," noted Kuslima Shogen, Ph.D., Chairman and Chief Executive Officer of Alfacell Corporation. "Alfacell is preparing to expand its clinical study programs and is completing Phase III studies of ONCONASE(R), for which it expects to file an NDA within a year. Andrew's appointment will strengthen our ability to successfully manage our transition from an R & D company into an operating company. We are pleased that an executive with such extensive management experience in the global pharmaceutical industry is joining Alfacell as CFO."

Alfacell Corporation is a leader in the research and development of ribonucleases for anti-cancer and other therapeutic applications. Alfacell can be found on the World Wide Web at www.alfacell.com. Over forty sites in the US, Germany, and Italy are participating in Alfacell's International Malignant Mesothelioma Program. For more information concerning participation in the Company's International Malignant Mesothelioma Program, please contact Alfacell at patientinfo@alfacell.com.

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This press release includes statements that may constitute "forward-looking"
statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, uncertainties involved in transitioning from concept to product, uncertainties involving the ability of the Company to finance research and development activities, potential challenges to or violations of patents, uncertainties regarding the outcome of clinical trials, the Company's ability to secure necessary approvals from regulatory agencies, dependence upon third-party vendors, and other risks discussed in the Company's periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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